EXHIBIT 5.1


                                                  April 29, 1999





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:    Brunswick Corporation
       Registration Statement on Form S-8
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Ladies and Gentlemen:

         As Vice President, General Counsel and Secretary of Brunswick Corporation (the "Company"), I am familiar with the corporate proceedings taken and to be taken in connection with the registration under the Securities Act of 1933, as amended, of 5,000,000 shares of Common Stock, $.75 par value per share ("Common Stock"), of the Company available for issuance under the Company's 1991 Stock Plan (the "Plan"). I have examined such documents, records and instruments and such questions of law as I consider necessary for the purpose of this opinion.

         Based on the foregoing, I am of the opinion that the shares of Common Stock to be issued pursuant to the Plan have been duly authorized and will, upon due issuance thereof, be validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement being filed in connection with the above-mentioned registration.

                                               Very truly yours,



                                               /s/ Mary D. Allen
                                              -----------------------
                                                   Mary D. Allen
                                                   Vice President, General
                                                   Counsel and Secretary